Exhibit 99.1

For more information, contact:

Complete Genomics, Inc.

Scott Sandler

Investor Relations

(650) 943-2788

ssandler@completegenomics.com

Complete Genomics Reports Results for First Quarter 2011

MOUNTAIN VIEW, Calif. – May 9, 2011 – Complete Genomics, Inc. (Nasdaq: GNOM) today announced its financial results for the quarter ended March 31, 2011.

First Quarter 2011 Results

•	Revenue of $6.8 million, as compared to $0.3 million reported in the first quarter of 2010.

•	Costs and operating expenses of $18.9 million, as compared to $14.6 million in the first quarter of 2010.

•	Net loss of $12.5 million, as compared to $14.3 million in the first quarter of 2010.

In the first quarter of 2011 the company recorded $6.6 million for costs of services, generating a gross margin for the quarter of $0.3 million. This is a transition from prior periods, when the company incurred start-up production costs to support its sequencing service. Start-up production costs in the first quarter of 2010 were $4.1 million.

Research and development expenses were $6.8 million during the first quarter of 2011, compared to $6.2 million in the first quarter of 2010. Sales and marketing expenses were $2.7 million during the first quarter of 2011, compared to $1.2 million in the first quarter of 2010.

“We have continued to make steady progress in growing our business. In the quarter, we delivered more than 600 genomes to our customers, enhanced our offering by reducing DNA input requirements and turnaround time, continued to improve both the cost and scale of the service, and expanded our commercial capabilities,” said Clifford Reid, chairman, president and CEO of Complete Genomics.

The order backlog at March 31, 2011 was over 2,000 genomes, which the company believes could result in approximately $15 million in revenue over the next twelve months. Pricing of genome services starts at $9,500 per genome for small order sizes to between $5,000 to $7,500 per genome for orders in the hundreds of genomes. The company ended the first quarter of 2011 with $68.8 million in cash. The company’s cash position reflects the completion of a $20 million loan agreement with Oxford Finance Corporation. $7.4 million of the Oxford loan was used to repay the balance of an existing loan with Comerica.

Highlights since the Company’s Last Earnings Release

•	For genomes sequenced during the first quarter, our median call rate was over 96% of the genome. Median turnaround time for data results was 70 days.

•	The company provided the research community with access to 69 complete, high-coverage human genome sequences.

Q2 2011 Outlook

In the second quarter of 2011, the company expects to recognize revenue for more than 900 genomes.

Conference Call

Complete Genomics will host a conference call on May 9, 2011 at 2:00 p.m. PDT to discuss its financial results for the quarter. The conference dial in numbers are US: (877) 844 - 6890 or International: (760) 298 - 5092 (Conference ID: 65709967). A live audio webcast of the call will also be available in the Investor Relations section of the Complete Genomics website at http://ir.completegenomics.com/.

An audio webcast replay of the conference call will also be available in the Investor Relations section of the Complete Genomics website approximately two hours after the call and for 30 days thereafter.

About Complete Genomics

Complete Genomics is a complete human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines our proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this innovative, end-to-end, outsourced solution as CGA™ Service, and provide customers with data that is immediately ready to be used for genome-based research. Additional information can be found at www.completegenomics.com.

Forward Looking Statements

Certain statements in this press release, including statements relating to backlog and future numbers of genomes to be sequenced, are forward looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward looking statements are based on management’s current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from those in the forward looking statements: the company’s limited operating history, delays in production due to technical issues, any failure to complete backlogged orders and recognize the associated revenue, any potential inability to increase yield and any problems maintaining relationships with its customers. More information on potential factors that could affect the Company’s financial results can be found in its Annual Report on Form 10-K filed on March 30, 2011 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2011, including those listed under the caption “Risk Factors”. The Company disclaims any obligation to update information contained in these forward looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended March 31,
	2011	2010
Revenue	$6,833	$336
Operating expenses:
Cost of revenues	6,582	—
Start-up production costs	—	4,077
Research and development	6,808	6,169
General and administrative	2,780	3,099
Sales and marketing	2,700	1,226

Total operating expenses	18,870	14,571

Loss from operations	(12,037)	(14,235)
Interest expense	(340)	(311)
Interest and other income (expense), net	(84)	210

Net loss	$(12,461)	$(14,336)

Net loss per share attributed to common stockholders — basic and diluted	$(0.48)	$(51.15)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	25,959,929	280,283

Complete Genomics, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$68,791	$68,918
Accounts receivable	7,385	4,943
Inventory	3,176	3,980
Prepaid expenses	770	1,101
Other current assets	54	78

Total current assets	80,176	79,020
Property and equipment, net	24,256	23,843
Other assets	657	297

Total assets	$105,089	$103,160

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,256	$3,066
Accrued liabilities	3,788	3,102
Notes payable, current	1,412	5,780
Deferred revenue	7,021	5,739

Total current liabilities	15,477	17,687
Notes payable, net of current	22,724	7,521
Deferred rent, net of current	4,132	4,316

Total liabilities	42,333	29,524
Convertible preferred stock	—	—

Common stock	26	26
Additional paid-in capital	214,039	212,458
Retained deficit	(151,309)	(138,848)

Total stockholders’ equity (deficit)	62,756	73,636
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$105,089	$103,160